UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     April 16, 1997

COMMISSION             REGISTRANT, STATE OF INCORPORATION,     I.R.S. EMPLOYER
FILE NUMBER             ADDRESS AND TELEPHONE NUMBER          IDENTIFICATION NO.


0-343                  PUBLIC SERVICE COMPANY OF OKLAHOMA         73-0410895
                       (An Oklahoma Corporation)
                       212 East 6th Street
                       Tulsa, Oklahoma 74119-1212
                       (918) 599-2000
















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ITEM 5.  OTHER EVENTS

PUBLIC SERVICE COMPANY OF OKLAHOMA (PSO) RECENT DEVELOPMENTS

RESULTS OF OPERATIONS
Net income for common stock increased 43% to $7.6 million during the first quarter of 1997 from $5.3 million during the first quarter of 1996. Electric operating revenues increased $7.7 million in the first quarter of 1997 as compared to the first quarter of 1996 due primarily to a $4.6 million increase in fuel revenues as well as a $2.8 million increase in non-KWH related revenues. This increase was partially offset by increases to depreciation resulting from increases in depreciable property and higher ad valorem tax expense as well as increased fuel and purchased power expense that corresponds to the increase in fuel revenue.

INDUSTRY RESTRUCTURING LEGISLATION
A bill calling for retail competition by July 1, 2002 has been passed in each of the Oklahoma House and Senate. This bill is expected to be signed into law shortly which will direct the Corporation Commission of the State of Oklahoma (Oklahoma Commission) to study all relevant issues relating to restructuring and issue reports on such issues, along with appropriate recommendations, to the Joint Electric Utility Task Force, a 14-member panel with an equal number of members from each house of the Oklahoma Legislature. The bill also directs the Oklahoma Tax Commission to study the impacts of restructuring on taxes. The bill prohibits the Oklahoma Commission or the Oklahoma Tax Commission from promulgating any rules or issuing any orders relating to restructuring without prior express authorization of the Oklahoma Legislature or the Joint Electric Utility Task Force. PSO cannot presently predict the timing and effects of any such legislation.

TENDER OFFER/PROXY SOLICITATION
On April 16, 1997, PSO's parent holding company, Central and South West Corporation (CSW), completed a tender offer for any and all shares of PSO's outstanding preferred stock. PSO's preferred shareholders tendered, and CSW has accepted for payment, approximately 52,957 preferred shares of PSO's 4.00% Series and approximately 91,934 preferred shares of PSO's 4.24% Series (or approximately 73.2% of PSO's outstanding preferred stock) pursuant to the tender offer. PSO intends to repurchase these preferred shares from CSW and then retire and cancel the shares. The total consideration expected to be paid by PSO for the repurchased preferred shares is approximately $9.9 million. Additionally, at a special meeting of stockholders held on April 16, 1997, PSO's preferred and common shareholders approved and adopted an amendment to PSO's Restated Certificate of Incorporation which eliminated a provision limiting the amount of unsecured debt that PSO can issue.




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SIGNATURE
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                  PUBLIC SERVICE COMPANY OF OKLAHOMA


Date:  April 23, 1997

                                  By:  /S/ R. RUSSELL DAVIS
                                           R. Russell Davis
                                              Controller